UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2010

CANO PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32496	77-0635673
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

6500 North Beltline Road,
Suite 200, Irving, Texas	75063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 687-0030

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 17, 2010, Cano Petroleum, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Report”) to report, among other things, that the Company had received a notice from NYSE Amex LLC (the “Exchange”) that the Company did not meet one of the Exchange’s continued listing standards set forth in Part 10 of the NYSE Amex LLC Company Guide (the “AMEX Company Guide”).  Specifically, the Company was not in compliance with Section 704 of the Company Guide in that it failed to hold its 2009 annual meeting of stockholders prior to June 30, 2010.

Thereafter, the Company submitted a proposed plan of compliance, and as previously reported, on January 14, 2011, the Company received a letter from the Exchange indicating that the Exchange had granted the Company an extension to regain compliance with the applicable listing standard by May 10, 2011.  The Company would remain subject to periodic review by the Exchange to determine whether the Company was making progress with its proposed plan.  If the Exchange determined that the Company was not achieving progress consistent with the plan, or the Company did not regain compliance with the Exchange’s continued listing standards by May 10, 2011, the Company could be delisted from the Exchange.

This Current Report on Form 8-K/A (this “Amendment”) amends and supplements the Initial Report to report that on April 25, 2011, the Company received a letter from the Exchange notifying the Company that the continued listing deficiency referenced in the Exchange’s November 10, 2010 letter to the Company had been resolved.  As a result, the Company has achieved compliance with Section 704 of the AMEX Company Guide, and the Company’s common stock continues to trade on the Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANO PETROLEUM, INC.

	By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Senior Vice President and Chief Financial Officer

Date: April 26, 2011